INTERNATIONAL THUNDERBIRD GAMING CORPORATION

2002 ANNUAL REPORT

May 16, 2003
Investor Relations: (858) 668-1808
                               info@thunderbirdgaming.com

CORPORATE PROFILE

International Thunderbird Gaming Corporation is focused on the development and operation of casinos in the rapidly growing markets of South/Central America.

Thunderbird's business model is to capture market shares in the secondary markets of the region such as Central America's provincial areas, a strategy reinforced by offering a distinctive product tailored to each individual market's consumer tastes and regulatory environment. The Company typically enters markets through local partnership structures, which provide critical local market, regulatory, and legal knowledge that mitigates many of the risk factors of entering and operating in the Region.

The Company has historically exploited the Region's secondary markets in order to achieve high levels of market share within short time frames, specifically avoiding the highly competitive environments. The objective of this strategy is the creation of a pan-regional platform with the longer-term intent of expanding the platform into Latin America's larger primary markets. Thunderbird is currently seeking to build cash reserves and has virtually discontinued development efforts while concentrating on expanding its market share in Panama, Guatemala, Nicaragua, and Venezuela.

Another key aspect of Thunderbird's strategy is its use of product differentiation to achieve and retain market share. The Company's casinos are built around adapting the U.S. "Las Vegas" model that is more culturally attuned to the Latin consumer mindset than the "European" model which has traditionally prevailed in the region. This product distinction is further enhanced by a localization strategy that tailors operations to the specific tastes of each marketplace.

This basic business model is reinforced by a management and control infrastructure that provides Thunderbird with a significant advantage over its peer group. Thunderbird's management team, drawn from both U.S. and local sources, has a successful track record of operating gaming facilities in both the U.S. markets and in Latin America, including significant experience in Latin America gaming regulatory issues. This management strength is further complemented by a point of sale monitoring system that provides a unique ability to monitor the firm's local operations and cash flows on a real time basis.

Additional information is available from the Company's site at www.thunderbirdgaming.com.

President's Message to Shareholders

We are pleased to report that the development efforts and experience gained in the international market over the past several years are beginning to generate positive and sustainable results, which are reflected in the Company's 2002 financial statements. Operating profits are being generated in each of the four countries where the Company currently operates . However, the current operating profits of Venezuela continue to suffer from the devaluation of the local currency. The Company had a strong 4th quarter with $5.3 million in revenues and net income from continuing operations of $450 thousand. This quarterly result included an extraordinary charge of $149 thousand related to the write down of the balance of the Company's investment in, but not advances to, Venezuela. The Company recorded net income for the year from continuing operations of $283 thousand. The profit in 2002 was largely attributable to strong revenues and operating performance from Panama and Guatemala, as well as a reduction of corporate project development costs and corporate overhead.

Revenues of $18.5 million for the year 2002 reflected a 13% increase over 2001 revenues. Panama generated revenue growth of 11%, while Nicaragua is reflecting revenues from 12 months of operations in 2002 compared to 10 months in 2001. The revenue of Guatemala, as consolidated by the Company, experienced growth of 7%. Net income from continuing operations was $0.3 million compared to a loss of $1.9 million in 2001. The decrease in General and Administrative expenses reflects the Company's efforts to maintain corporate overhead costs and to control expenses relating to development activities. In 2002, the Company achieved EBITDA before discontinued operations (Earnings Before Interest, Taxes, Depreciation and Amortization) of $3.9 million or $0.17 per share, compared to $1.3 million or $0.05 per share in 2001.

The working capital deficiency of $3.1 million at the end of 2001 has been reduced to $2.8 million at the end of 2002. While the decrease is modest, the true improvement over the 2001 deficiency is closer to $0.8 million, with the potential to have been much larger. The Company's Panama subsidiary obtained additional debt of more than $2.6 million to finance expansion of its operations. The new debt created an additional $0.5 million to the Company's working capital deficiency as at December 31, 2002. Cash provided by continuing operations increased to $2.8 million for the year ended December 31, 2002 from $2.1 million for the year ended December 31, 2001. In addition to new debt, the Company also used cash flow from operations for certain expenditures on capital assets related to the expansion in Panama. Such cash flow would have otherwise been used to pay down additional obligations, thereby improving the working capital deficiency. However, the Company feels the investment will provide added strength and stability to its future viability.

The Company anticipates paying its obligations and working capital deficiency from cash flow generated from operations and collection of amounts receivable and recoverable. The Company currently does not plan to raise capital by the issuance of shares in the near future.

The hundreds of highly trained and dedicated employees allow me to be extremely optimistic about the future of the business. I take this opportunity to thank all of them for their past and continued dedication and hard work.

It is important to highlight some of the year's accomplishments, which have contributed towards building a stronger foundation for the Company:

  The Company completed a successful merger in Nicaragua, which resulted in immediate profits exceeding projections.
  All outstanding California tribal litigation were successfully concluded with fair recoveries.

  Panama operating revenue and profitability increased through the opening of the Chitre casino, two major expansions of the El Saloy Casino and a major expansion of the El Panama casino.
  A new board was constituted with two independent Board members who immersed themselves in the challenges of the business and made several trips to Latin America to review the properties, meet local partners and employees.
  A long-term contract extension was signed for the Camino Real in Guatemala, paving the way for additional expansion of the business in Guatemala.
  The Lease Agreement and various vendor agreements were renegotiated in Venezuela to account for the 100% devaluation and political crisis. Debt was refinanced and is fully amortized over four years at greatly reduced interest rates.
  All major corporate debt was renegotiated under favorable terms and is currently being amortized out of cash flows of the business.
  The Mexico NAFTA arbitration team was organized and has realized early progress on the selection of the arbitrators, the U.S. location for the arbitration and a prompt schedule for the hearing, all of which have been furiously opposed by the Mexican government.

These accomplishments speak to a new phase of the Company's evolution. Management came to Latin America with few resources and limited international experience back in 1998. The Company is now the "market leader" in Central America and now has its sights on South America. The Company's new phase will be characterized by increased market share and profitability in the countries in which the Company operates. Development of new markets will occur with a much more experienced and risk controlled team. Country stability, transparency, and the evolution of the gaming regulatory structure will be closely studied.

The Company's business plan will not change. We will continue to expand country by country into new developing markets. We will pursue those markets where we can develop a major market position. We will offer a Las Vegas-style product with a focus on the overall entertainment and service value offered to the customer. We will always work to develop and promote better regulation, transparency and perception of the gaming industry in new developing markets. Our brands will be recognized as the "leading brands" where we do business.

The Company continues to pursue the OTCBB (a pre-cursor to the BBXChange), the soon to be formed Canadian Network Quotation (CNQ), and will apply to the TSX for a lifting of the suspension to our stock trading. We hope that this effort will soon result in shares being traded.

In summary, I am proud to be associated with the men and women who work each day to advance the business of this Company. I know that the shareholders are well represented by the 1,188 Company employees who dedicate themselves to the building and growth of this Company. We have attained profitability and will continue to grow due to the efforts of these fine individuals.

On behalf of the Board of Directors,

Jack R. Mitchell
President and CEO

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATING RESULTS

A. Selected Consolidated Financial Information. The tables set out below set forth selected consolidated financial data. Such data is derived from the consolidated financial statements of the Company, which have been audited by Davidson & Company, Chartered Accountants.

The selected financial data should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto.

The Consolidated Financial Statements of the Company have been prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"). (All in US $000's except earnings per share)

	Audited (1) Fiscal Year ended December 31

For the Period:	2002	2001	2000

Revenue:	18,519	16,420	16,194
Net earnings: (loss)	324	(3,080)	(1,291)
Earnings (loss) per share	.01	(0.13)	(0.06)
(basic):
End of period working capital: (deficiency)	(2,806)	(3,081)	(2,102)
Total assets:	14,553	13,799	13,789
Long term debt(2):	4,232	4,296	1,896
Total liabilities :	13,066	12,766	9,733
Share capital(3):	21,085	21,089	21,032
Foreign exchange adjustment	(277)	(411)	(411)
Deficit:	(19,321)	(19,645)	(16,565)

Under Canadian GAAP. Excludes the current portion of the long-term debt. The Company has only one kind and class of shares issued and outstanding, being common shares.

No dividends were paid during the periods reported above.

B. Comparison of Results of Operations - Fiscal Year ended December 31, 2002 Compared to Fiscal Year Ended December 31, 2001.

Revenues for the year 2002 from continuing operations were $18.5 million, an increase of 13% over 2001 revenues from continuing operations of $16.4 million.

Net gain for the year was $324,000 compared with a loss of $3.1 million in 2001. General and Administrative expenses decreased 6% from $7.4 million in 2001 to $7.0 million in 2002. The decrease in G&A expenses reflects cost savings from reduced payroll, staff, audit fees and corporate rent.

In 2002, the Company incurred a total of $745,000 in income taxes compared with $791,000 in 2001. The increase in the expense for depreciation is directly related to the increased capital assets associated with the expansion in Panama.

In 2002, the Company achieved EBITDA before discontinued operations (Earnings Before Interest, Taxes, Depreciation and Amortization) of $3.9 million or $0.17 per share, compared to $1.3 million or $0.05 per share in 2001. The growth in EBITDA is a result primarily of increased revenues. Earnings per share from continuing operations was $0.01 in 2002 compared to a loss of $0.08 in 2001.

Cash provided by continuing operations increased to $2.8 million for the year ended December 31, 2002 from $2.1 million for the year ended December 31, 2001. The Company's cash flow from operations consists primarily of cash flows from its joint venture interest in the Panama Fiesta Casinos and Guatemalan revenue sharing arrangements. Cash and cash equivalents decreased to $1.2 million at December 31, 2002 from $1.5 million at December 31, 2001. The working capital deficiency of $3.1 million at the end of 2001 has been reduced to $2.8 million at the end of 2002. The decrease in the deficiency is due, in part, by renegotiating debt, moving portions to long term, and collecting certain receivables which were previously classified as long term. Total long-term debt and capital lease obligations at December 31, 2001 was $4.3 million and has decreased to $4.2 million at December 31, 2002. The reason for such an insignificant change is due to additional debt incurred in Panama to finance that expansion. During the year ended December 31, 2002, the Company renegotiated the terms of two of its loans in which it was previously in arrears and/or in default, such that at December 31, 2002, the Company is no longer in arrears in payments or in default in respect of any loans.

C. Comparison of Results of Operations - Fiscal Year ended December 31, 2001 Compared to Fiscal Year Ended December 31, 2000.

Revenues for the year 2001 from continuing operations were $16.4 million, an increase of 1.4% over 2000 revenues from continuing operations of $16.2 million.

Net loss for the year was $3.1 million compared with a loss of $1.3 million in 2000. The loss for the current year included a loss from equity in associated companies of $1.4 million, this loss is related to Mexico and Venezuela, as disclosed in Note 5 of the financial statements. The 2001 year-end loss also included a loss from discontinued operations related to product sales, including signage, of $1.2 million as compared to a loss of $662 thousand in 2000. General and Administrative expenses increased 28.3% from $5.8 million in 2000 to $7.4 million in 2001. The growth in G&A expenses reflects expenses incurred Nicaragua and additional locations in Mexico beyond our locations in the cities of Matamoros, Nuevo Laredo and Reynosa. Depreciation and Amortization expenses increased 13.2% from $1.1 million in 2000 to $1.3 million in 2001, which is due to a full year of expense from the Nicaragua operation and the addition of the office building through Inmobiliaria in Panama.

In 2001, the Company incurred a total of $791 thousand in income taxes compared with $1.5 million in 2000.

The loss per share before discontinued operations was $0.08 in 2001, $0.13 after discontinued operations, compared with earnings per share before discontinued operations of $0.03 in 2000, $0.06 after discontinued operations.

In 2001, the Company achieved EBITDA before discontinued operations (Earnings Before Interest, Taxes, Depreciation and Amortization) of $1.3 million or $0.05 per share, compared to $3.2 million or $0.14 per share in 2000.

The working capital deficiency of $2.1 million at the end of 2000 has increased to $3.1 million at the end of 2001. The increase in the deficiency is due, in part, by the Company funding its investment in the associated companies out of its operating cash flows, the write off of certain Amounts Receivable from the 2000 balance sheet and the reclass of certain Amounts Receivable (see Note 4) from current, in year 2000, to long term in year 2001 based on uncertainty as to when payments will be received. Total debts of the Company, including working capital deficiency, capital lease obligations, loans payable, and future income taxes, have increased from $4.7 million in 2000 to $8.2 million in 2001. The change relates to the increases in the working capital deficiency and loans payable.

D. Effect of Recent Developments on Operations

1. Nicaragua Merger. Thunderbird's Fiesta Casino-Managua is steadily improving in its revenue results following the Company's merger with Hopewell Ltd. The merger was completed on March 1, 2003.

2. Guatemala. The Company entered a 7-year agreement with ILAC and FPG in which the Company will continue to operate the Lotteria at the Camino Real Hotel in Guatemala City, Guatemala. The Company will receive 65% of the revenue and will be responsible for all operating expenses.

3. Venezuela. The Company is concerned over the recent political issues in Venezuela. The Company will continue to monitor the situation to determine the effect of Venezuela's recent political problems on the operation.

4. Mexico. The Company's Mexico Operations were shut down by Gobernacion on October 11, 2001. The Company is currently litigating a NAFTA claim against the government of Mexico. Management believes this litigation will be protracted because of past and continued stonewalling by the Mexican government. The Company has a trial date of April 2004. At this point, the Company is in the midst of exchanging documents through the arbitration process. Another Mexican skill game operator continues to operate without any hindrance from the Mexican government.

5. Recovery of Disposition of Discontinued Operations. The Company finalized and settled al of its claims against California tribes and collected receivables stemming from discontinued operations.

E. Capital Resources and Liquidity. Cash provided by continuing operations increased to $2.8 million for the year ended December 31, 2002 from $2.1 million for the year ended December 31, 2001. The Company's cash flow from operations consists primarily of cash flows from its joint venture interest in the Panama Fiesta Casinos and Guatemalan revenue sharing arrangements. Cash and cash equivalents decreased to $1.2 million at December 31, 2002 from $1.5 at December 31, 2001. The working capital deficiency of $3.1 million at the end of 2001 has been reduced to $2.8 million at the end of 2002. The decrease in the deficiency is due, in part, by renegotiating debt, moving portions to long term, and collecting certain receivables which were previously classified as long term. Total long-term debt and capital lease obligations at December 31, 2001 was $4.3 million and has decreased to $4.2 million at December 31, 2002. The reason for such an insignificant change is due to additional debt incurred in Panama to finance that expansion. During the year ended December 31, 2002, the Company renegotiated the terms of two of its loans in which it was previously in arrears and/or in default, such that at December 31, 2002, the Company is no longer in arrears in payments or in default in respect of any loans.

The Company raised $5,000 during the year ended December 31, 2002 by way of issuance of shares on exercise of options.

The Company anticipates paying its obligations and working capital deficiency from cash flow generated from operations and collection of amounts receivable and recoverable. The Company currently does not plan to raise capital by the issuance of shares in the near future.

As of December 31, 2002, the Company had outstanding share options exercisable for up to 4,087,614 common shares at prices ranging from CDN$0.08 to CDN$1.58 per share. If all share options are exercised, to which no assurance can be given, 4,087,614 common shares would be issued generating proceeds of CDN$1,856,474.

MANAGEMENT'S REPORT ON FINANCIAL STATEMENTS

To Shareholders:

The Consolidated Financial Statements and the information contained in the annual report have been prepared by the management of the Company. The financial statements have been prepared in accordance with the accounting principles generally accepted in Canada and, where appropriate, reflect management's best estimates and judgments based on currently available information. A system of internal accounting control is maintained to provide reasonable assurance that financial information is accurate and reliable.

The Company's independent auditors, who are appointed by the shareholders, conduct an audit in accordance with generally accepted auditing standards to allow them to express an opinion on the financial statements.

The Audit Committee of the Board of Directors meets periodically with management to review the financial statements and related reporting matters, and meets annually with the independent auditors to review the scope and results of the annual audit prior to approval of the financial statements by the entire board.

On behalf of the Board of Directors,

Jack R. Mitchell
President and CEO

INTERNATIONAL THUNDERBIRD GAMING CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)

DECEMBER 31, 2002

AUDITORS' REPORT

To the Shareholders of
International Thunderbird Gaming Corporation

We have audited the consolidated balance sheet of International Thunderbird Gaming Corporation as at December 31, 2002 and the consolidated statements of operations and deficit and cash flows, expressed in United States Dollars, for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and the results of its operations and its cash flows, expressed in United States Dollars, for the year then ended in accordance with Canadian generally accepted accounting principles.

The audited consolidated financial statements at December 31, 2001 and for the year then ended were examined by other auditors who expressed an opinion without reservation on those statements in their report dated April 16, 2002.
/s/ Davidson & Company
Vancouver, Canada	Davidson & Company
Chartered Accountants
March 28, 2003

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
CONSOLIDATED BALANCE SHEET
(Expressed in thousands of United States Dollars)
AS AT DECEMBER 31

	2002	2001

ASSETS

Current assets
Cash and cash equivalents	$ 1,162	$ 1,494
Accounts receivable	2,243	2,285
Inventories (Note 3)	293	212
Prepaid expenses	393	183
Current portion of amounts receivable	398	9

	4,489	4,183

Restricted cash	707	660

Amounts receivable (Note 4)	1,101	1,588

Investments in and advances to equity investees (Note 5)	430	856

Capital assets (Note 6)	6,356	5,003

Other assets (Note 7)	1,470	1,509

	$ 14,553	$ 13,799

- continued -

The accompanying notes are an integral part of these consolidated financial statements.

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
CONSOLIDATED BALANCE SHEET
(Expressed in thousands of United States Dollars)
AS AT DECEMBER 31

	2002	2001

Continued

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$ 4,497	$ 4,362
Income taxes payable	597	1,073
Current portion of capital lease obligations	28	90
Current portion of loans payable	2,005	1,739
Current portion of other payables	168	-

	7,295	7,264

Capital lease obligations (Note 8)	15	22
Loans payable (Note 9)	3,626	4,274
Other payables (Note 10)	591	-
Deferred gain (Note 11)	848	203
Future income taxes (Note 15)	691	796
Non-controlling interest	-	207

	13,066	12,766

Shareholders' equity
Share capital (Note 12)	21,085	21,089
Deficit	(19,321)	(19,645)
Foreign exchange adjustment	(277)	(411)

	1,487	1,033

	$ 14,553	$ 13,799

Nature of operations (Note 1) Commitments and contingencies (Notes 1 and 17) Subsequent events (Note 22)

On behalf of the Board:

	Director		Director

Jack Mitchell		Albert Attallah

The accompanying notes are an integral part of these consolidated financial statements.

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS AND DEFICIT
(Expressed in thousands of United States Dollars)
YEAR ENDED DECEMBER 31

	2002	2001

REVENUE
Gaming operations	$ 18,519	$ 16,420

COSTS AND EXPENSES
Gaming operations	6,935	7,130
General and administrative	6,984	7,413
Amortization	1,779	1,296
Financing costs	1,098	1,086
Equity loss in equity investees and write-down of equity investment (Note 5)	578	1,366
Uncollectible receivables (Note 4)	604	-
Gain on sale of investments (Note 4)	-	(208)
Recovery of amounts receivable previously written-down	(487)	(494)

	17,491	17,589

Income (loss) before income taxes	1,028	(1,169)

Income taxes (Note 15)
Current	598	695
Future	147	96

	745	791

Income (loss) from continuing operations before non-controlling interest	283	(1,960)

Non-controlling interest (Note 5)	-	67

Income (loss) from continuing operations	283	(1,893)

Income (loss) from discontinued operations (Note 20)	41	(1,187)

Net income (loss) for the year	324	(3,080)

Deficit, beginning of year	(19,645)	(16,565)

Deficit, end of year	$ (19,321)	$ (19,645)

Basic and diluted earnings (loss) per share (Note 13)
Continuing operations	$ 0.01	$ (0.08)
Discontinued operations	-	(0.05)

Net earnings (loss)	$ 0.01	$ (0.13)

The accompanying notes are an integral part of these consolidated financial statements.

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(Expressed in thousands of United States Dollars)
YEAR ENDED DECEMBER 31

	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES
Income (loss) from continuing operations	$ 283	$ (1,893)
Items not affecting cash:
Amortization	1,779	1,296
Equity loss in associated companies	578	1,366
Future income taxes	147	96
Loss on disposal or write down of assets, net	604	(125)
Recovery of amounts previously written down	(487)	-
Minority interests	-	(67)
Other	231	98

Changes in non-cash working capital items:
(Increase) decrease in accounts receivable	(680)	351
Increase in inventories and prepaid expenses	(291)	(264)
Increase in accounts payable and accrued liabilities	939	1,044
Increase (decrease) in income taxes payable	(297)	220

Continuing operations	2,806	2,122
Discontinued operations (Note 20)	41	-

Net cash provided by operating activities	2,847	2,122

CASH FLOWS FROM INVESTING ACTIVITIES
Loans receivable, net	152	(332)
Expenditures on capital assets, net	(3,033)	(2,128)
California gaming amounts recoverable	-	626
Investment in and advances to equity investees	(359)	(1,264)
(Increase) decrease in restricted cash	(47)	51
(Increase) decrease in other assets	(71)	(67)
Proceeds on sale of partial interest in subsidiary (Note 5)	-	285

Net cash used in investing activities	(3,358)	(2,829)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of common shares	5	57
Loans payable	1,698	4,436
Repayment of loans and leases payable	(1,524)	(3,225)

Net cash provided by financing activities	179	1,268

- continued -

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(Expressed in thousands of United States Dollars)
YEAR ENDED DECEMBER 31

	2002	2001

Continued

Change in cash and cash equivalents during the year	(332)	561

Cash and cash equivalents, beginning of year	1,494	933

Cash and cash equivalents, end of year	$ 1,162	$ 1,494

Supplemental disclosure with respect to cash flows (Note 14):
Interest paid	$ 659	$ 911
Income taxes paid	711	498

The accompanying notes are an integral part of these consolidated financial statements.

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)
(Tabular amounts expressed in thousands of dollars except per share amounts)
DECEMBER 31, 2002

1. NATURE OF OPERATIONS

The Company's primary business activity is the provision of services to the gaming industry. The Company is, or has been involved in the following business activities:
    Managing gaming operations under a Casino Administration and Operations contract dated January 29, 1998, at five (2001 - four) casinos in the Republic of Panama in which the Company also has a 50% equity interest;

    Managing a video lottery operation in Guatemala, on a revenue and net profit sharing basis, under a Service and Supply agreement expiring October 2002. During the current year, the Company began renegotiating the agreement and subsequent to year end, a new seven year agreement was entered into on a revenue sharing basis, expiring March 2010;

    Managing operations at three skill game locations in Mexico in which the Company has an equity interest. During 2001, the Mexican government closed the skill game facilities in Matamoros, Nuevo Laredo and Reynosa, Mexico in which the Company had an equity interest, alleging the operations are in violation of the law. The Company has filed a $100 million claim under section 11 of the North American Free Trade Agreement ("NAFTA") subsequent to exhausting all other avenues for an equitable settlement with the Mexican government;

    Managing a gaming operation in Nicaragua, which opened in February 2001, under a five year lease agreement, expiring September 2005. The agreement can be renewed for two additional five year terms at the option of the Company;

    Managing a casino in Venezuela, which opened in August 2001, in which the Company has an equity interest;

    Participating in an internet gaming operation, on a net revenue share basis. In June 2001, the Company sold its interest in the internet gaming operation;

    Participating, on a revenue sharing basis, in a Native gaming operation in California; and

    Distribution of card shufflers in the United States and Central America. In May 2000, the Company sold the distribution rights and obtained a royalty interest in future sales of the card shufflers in the United States.

The Company actively evaluates new opportunities presented or identified from time to time in the gaming industry.

These consolidated financial statements have been prepared on a going concern basis in accordance with Canadian generally accepted accounting principles, which assumes that the Company will continue in operation for the foreseeable future and be able to realize its assets and discharge its liabilities and commitments in the normal course of business. However, the Company has incurred significant losses to the year ended December 31, 2001, has a working capital deficiency at December 31, 2002 of $2,806,000 (2001 - $3,081,000) and has recently had to seek a waiver from its primary lender relating to covenant violations on certain borrowings as at December 31, 2002 (see Note 9 - loans payable).

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)
(Tabular amounts expressed in thousands of dollars except per share amounts)
DECEMBER 31, 2002

1. NATURE OF OPERATIONS (cont'd)

During the year ended December 31, 2001, Fiesta Casinos Guayana, C.A. ("Fiesta Casinos Guayana"), the Venezuelan company in which the Company has an equity interest, may have been subjected by the National Casinos, Bingo Parlors and Slot Machines Commission of Venezuela (the "Commission") to penalties and fines because it transferred all of its shares to a national financial institution as security, thereby violating certain provisions of the Control of Casinos, Bingo Parlors and Slot Machines Act. On December 21, 2001, in response to Fiesta Casinos Guayana's request for authorization to keep the security in force, the Commission asked the Company to add a clause to the final loan contract stipulating that Fiesta Casinos Guayana must obtain prior authorization from the Commission to proceed to judicial sale or undertake any other legal transaction which implies transfer of ownership of the shares put up as security, initially or as a result of a capital increase by Fiesta Casinos Guayana. Fiesta Casinos Guayana had not made the change in the final loan contract required by the Commission and had not made any provisions in its financial statements at December 31, 2001 for any possible penalties and fines relating to this issue. During the current year the loan was paid in full and consequently the Company is no longer in violation as at December 31, 2002.

Since July 2001, the Company has been working to develop future profitable operations and improve the working capital position of the Company. During the year ended December 31, 2001, the Company refocused its efforts toward the operation and profitability of current facilities as opposed to the development of new facilities. As a result, the Company reduced its development and support staff and related expenses. In addition, the Company reduced its staff levels in the Republic of Panama and refinanced a portion of its debt during the year.

The ability of the Company to continue as a going concern and to realize the carrying value of its assets and discharge its liabilities when they become due is dependent on the success of its core operations. Management believes that the core operations, in conjunction with the expected increase in profits from the Company's investments in Venezuela and Nicaragua, which commenced operations in the year ended December 31, 2001, will mitigate the adverse conditions and events which raise doubt about the validity of the going concern assumption used in preparing these financial statements.

These financial statements do not reflect adjustments that would be necessary if the Company is unable to continue as a going concern. If the going concern assumption is not appropriate for these financial statements, then adjustments would be necessary in the carrying value of assets and liabilities, the reported net losses, and the balance sheet classifications used.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of consolidation

These consolidated financial statements include the accounts of International Thunderbird Gaming Corporation (the "Company") and its wholly and partially owned subsidiaries. The Company owns a 50% interest in International Thunderbird Gaming (Panama) Corporation ("Thunderbird Panama"), an incorporated joint venture which operates five casinos (2001 - four) in the Republic of Panama. The interest in the joint venture is accounted for in these financial statements under the proportionate consolidation method. All significant inter-company transactions and balances have been eliminated.

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)
(Tabular amounts expressed in thousands of dollars except per share amounts)
DECEMBER 31, 2002

2. SIGNIFICANT ACCOUNTING POLICIES (cont'd)

Cash and cash equivalents

Cash equivalents consist of highly liquid investments that are readily convertible to known amounts of cash and generally have original maturities of three months or less.

Inventories

Inventory is recorded at the lower of cost and estimated net realizable value. Cost is determined using the weighted average method.

Investments in and advances to equity investees

The investments in and advances to equity investees are accounted for using the equity method. Under the equity method, the original cost of the shares is adjusted for the Company's share of post-acquisition earnings or losses and is reduced for dividends received.

Restricted cash

Restricted cash includes the Company's portion of the casino's bankroll and hopper loads in the Republic of Panama and Nicaragua.

Capital assets

Capital assets are recorded at cost. Amortization of capital assets is provided on a straight-line basis over their estimated useful lives as follows:

Building	30 years
Furniture, fixtures and equipment	3 -5 years
Gaming operations equipment	3 -5 years
Leasehold improvements	Over the lease term
Machinery and equipment	3 years
Vehicles	3 -5 years

Other assets

The Company's proportion of the fee for the right to operate casinos and slot machines in the Republic of Panama has been capitalized as license rights. The amount is being amortized on a straight-line basis over 20 years, being the term of the operating rights.

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)
(Tabular amounts expressed in thousands of dollars except per share amounts)
DECEMBER 31, 2002

2. SIGNIFICANT ACCOUNTING POLICIES (cont'd)

Income taxes

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets are recognized to the extent that realization of those assets is more likely than not. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment. Withholding taxes, where applicable, on earnings of foreign operations are provided in the accounts only to the extent earnings are expected to be repatriated.

Project development and pre-opening costs

Project development costs incurred in an effort to identify and develop new gaming locations are expensed as incurred. Pre-opening costs for new projects that are not recoverable from third parties are expensed as incurred.

Revenue recognition

The Company recognizes as gaming revenues the net win from gaming activities which is the difference between coins and currencies deposited into the machines and payments to customers and, for other games, the difference between gaming wins and losses.

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates include the determination of the recoverability of accounts and amounts receivable, investments, capital assets and other assets, the amortization rates of capital assets and other assets, and the valuation of inventory. Actual results could differ from those estimates.

Reporting currency and foreign currency translation

The Company reports all transactions in U.S. dollars except where noted. For companies in the group that maintain their records in Canadian dollars, monetary assets and liabilities have been translated at the year end rate and revenues and expenses translated at average rates for the period with any resulting gain or loss charged to operations.

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)
(Tabular amounts expressed in thousands of dollars except per share amounts)
DECEMBER 31, 2002

2. SIGNIFICANT ACCOUNTING POLICIES (cont'd)

Reporting currency and foreign currency translation (cont'd)

The current rate method is used to translate the financial statements of foreign operations. Under the current rate method, assets and liabilities are translated at exchange rates in effect at the balance sheet date and items in the statement of operations are translated at weighted average rates. Exchange gains and losses arising from the translation of the financial statements are deferred and included in the foreign exchange adjustment account in shareholders' equity until there has been a realized reduction in the net investment. The foreign exchange adjustment account at December 31, 2002 relates mainly to the Company's Guatemalan and Nicaraguan operations (2001 - mainly to Company's Guatemalan operations).

An exception to the use of the current method for translating the financial statements of foreign operations may occur when the economic environment of the foreign operation is highly inflationary. In such events, the temporal method is used to translate the financial statements of the foreign operation.

Earnings (loss) per share

The Company uses the treasury stock method to compute the dilutive effect of options, warrants and similar instruments. Under this method the dilutive effect on earnings per share is recognized on the use of the proceeds that could be obtained upon exercise of options, warrants and similar instruments. It assumes that the proceeds would be used to purchase common shares at the average market price during the period.

Basic earnings (loss) per share is calculated using the weighted-average number of shares outstanding during the year.

Stock-based compensation plan

Effective January 1, 2002, the Company adopted the new CICA Handbook Section 3870 "Stock-Based Compensation and Other Stock-Based Payments", which recommends the fair value-based methodology for measuring compensation costs. The new section also permits, and the Company has adopted, the use of the intrinsic value-based method, which recognizes compensation cost for awards to employees only when the market price exceeds the exercise price at date of grant, but requires pro-forma disclosure of earnings and earnings per share as if the fair value method had been adopted. The Company has elected to adopt the intrinsic value-based method for employees awards. Any consideration paid by the option holders to purchase shares is credited to share capital. There is no effect on the financial statements for the years presented.

3. INVENTORIES

	2002	2001

Parts and supplies	$ 293	$ 212

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)
(Tabular amounts expressed in thousands of dollars except per share amounts)
DECEMBER 31, 2002

4. AMOUNTS RECEIVABLE

Amounts receivable consist of the following:

	2002	2001

Costs recoverable from third party participant in Guatemalan operation	$ 161	$ 530
Apuestas Continentales, S.A.	408	408
Tristar Media, Inc.	-	335
Fiesta Juegos de Costa Rica, S.A.	269	269
Hopland Band of Pomo Indians	625	-
Other	36	55

	1,499	1,597
Current portion of amounts receivable	(398)	(9)

	$ 1,101	$ 1,588

a) Costs recoverable from third party participant in Guatemalan operation

The Company is eligible to recover leasehold improvement costs incurred for the Guatemalan operations from a third party participant in the Guatemalan revenue and net profit sharing agreement ("Profit Share Agreement"). The amounts are collectible on a monthly basis from the third party's share of revenue and net profits from the operations. The costs recoverable are non-interest bearing. During the year ended December 31, 2000, the third party ceased reimbursing these costs and is currently disputing eligibility for reimbursement of certain of these costs under the agreement. An arbitration proceeding concerning this dispute was completed in March 2002. At December 31, 2002, the amounts were written down by $369,000 to the amount awarded by the arbitrator of $161,000.

b) Apuestas Continentales, S.A.

The Company has a promissory note dated March 1, 2000 for the sale of gaming machines to Apuestas Continentales, S.A. ("Apuestas"). The note is non-interest bearing, with 24 monthly payments of $22,000 beginning April 1, 2001 and maturing on March 1, 2003. Apuestas has not made any payments as required under the terms of the note. The Company entered into discussions with Apuestas as payments have not been received as required under the terms of the note and is actively pursuing various options to collect the remaining balance.

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)
(Tabular amounts expressed in thousands of dollars except per share amounts)
DECEMBER 31, 2002

4. AMOUNTS RECEIVABLE (cont'd)

c) Tristar Media, Inc. (successor to Sing Security Services, Ltd.)

On June 30, 2001, the Company sold its internet gaming business, FiestaCasinos.com, to Sing Security Services Ltd. for proceeds consisting of a $340,000 note receivable and the assumption of a related liability in the amount of $70,000, resulting in a gain of $208,000. The note receivable bears interest at 10% and requires monthly payments of interest of $2,333 commencing July 31, 2001 through to December 31, 2001, and monthly payments of principal and interest of $7,224 from January 31, 2002 through to December 31, 2006. The note receivable is secured by the shares of FiestaCasinos.com. In addition, under the terms of the sale, the Company has the right until June 30, 2006 to buy-back a 50% interest in FiestaCasinos.com at a price based on FiestaCasinos.com's current earnings before interest, taxes, depreciation and amortization. During the year ended December 31, 2002, the Company established a reserve against the receivable as a result of the uncertainty of collectibility. However, the Company continues to pursue collection.

d) Fiesta Juegos de Costa Rica S.A.

On August 23, 2001, the Company sold its gaming subsidiary, Fiesta Juegos de Costa Rica S.A. ("Fiesta Juegos"), to a third party for proceeds consisting of a note receivable for $269,000, resulting in a gain on sale of $203,000 (Note 11). The note receivable bears interest at 12%, with monthly payments consisting of 25% of the net income from the operations of Fiesta Juegos, beginning the earlier of 45 days after Fiesta Juegos achieves positive cash flows from operations or November 1, 2001. The Company entered into discussions with the purchaser of Fiesta Juegos as payments have not been received as required under the terms of the note and is actively pursuing various options to collect the remaining balance.

e) Hopland Band of Pomo Indians

The Company previously entered into various agreements for the financing, design and construction of a gaming facility on the Hopland Indian Reservation ("Hopland") which included a one-half interest in a Gaming Hardware Lease Agreement (the "Lease"). Pursuant to a settlement agreement dated May 31, 2002, Hopland agreed to pay the Company $750,000 in satisfaction of all obligations owing under the Lease and accordingly, the Company recorded a recovery of $750,000. The amount receivable from Hopland bears interest at 12% per annum and is repayable in monthly installments of $24,900.

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)
(Tabular amounts expressed in thousands of dollars except per share amounts)
DECEMBER 31, 2002

4. AMOUNTS RECEIVABLE (cont'd)

f) California gaming amounts receivable

During the year ended December 31, 1998, the Company agreed to sell a substantial majority of its interest in its California revenue share agreements, loans receivable from California Native Tribes and inventory. The transaction was not recorded as a sale, but rather the Company's California assets were presented as assets held for disposal, as the collection of the consideration from the buyer was dependent upon the buyer collecting sufficient payments from the Native Tribes on the assets sold once the legal and regulatory status of Native Gaming in California was settled. The carrying amount at December 31, 1998 represented the net book value of the assets at the date of the transaction and management's best estimate of the minimum amount that will be realized based on its evaluation of all relevant available information. During the year ended December 31, 1999, the sales agreement was rescinded by the parties and the California gaming assets reverted back to the Company. The Company collected $335,000 of the amount during the year ended December 31, 2000 and accordingly, reduced the amount recoverable. During the year ended December 31, 2001, an additional $1,120,000 was collected, resulting in a reduction of the amount recoverable balance to $Nil and a gain on collection of the Californian gaming amounts recoverable of $494,000.

g) Calsino, Inc.

The Company has a promissory note dated October 1, 2000 resulting from the sale of the assets and liabilities of Calsino, Inc. ("Calsino"), including the name of the business, to former employees of Calsino (the "Employees"). The note bears interest at 15%, with quarterly payments of $20,000 beginning April 15, 2001, and maturing on January 15, 2006. The note is secured by an interest in certain assets. During the year ended December 31, 2001, the Employees ceased making the payments required under the terms of the promissory note. At December 31, 2001, the amount receivable was written down to $Nil, reflecting management's uncertainty of its ability to collect under the terms of the promissory note. During the year ended December 31, 2002, the Company collected and recorded a gain on settlement of $150,000 included in discontinued operations (Note 20).

5. INVESTMENTS IN AND ADVANCES TO EQUITY INVESTEES

Through its equity investments, the Company manages operations at one gaming operation in Venezuela (Note 5b) and managed operations in various skill game locations in Mexico (Note 5a). The equity investments of the Company and the Company's share of loss from these investments are as follows:

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)
(Tabular amounts expressed in thousands of dollars except per share amounts)
DECEMBER 31, 2002

5. INVESTMENTS IN AND ADVANCES TO EQUITY INVESTEES (cont'd)

		2002			2001

	Mexico	Venezuela	Total	Mexico	Venezuela	Total

Investment	$ 100	$ 1,644	$ 1,744	$ 100	$ 1,894	$ 1,994

Advances	1,172	430	1,602	896	304	1,200

	1,272	2,074	3,346	996	2,198	3,194

Loss/write-down of
equity investment	(1,272)	(1,644)	(2,916)	(996)	(1,342)	(2,338)

	$ -	$ 430	$ 430	$ -	$ 856	$ 856

The Company is entitled to recover the advances that funded certain pre-opening costs from the first available cash flow of the operations. The advances are non-interest bearing.

The equity losses of the Company's investees include pre-opening costs which are expensed by the investees in the year the costs are incurred.

a)	In Mexico, as at December 31, 2002 the Company has a 37% (2001 - 37%) equity interest in the operation located in Matamoros, a 33% (2001 - 33%) equity interest in the operation located in Nuevo Laredo, and a 40% (2001 -40%) equity interest in the operation located in Reynosa, which was opened during 2001.

As described in Note 1, during the year ended December 31, 2001, the Mexican government closed the three skill game facilities in Mexico in which the Company has an equity interest, alleging the operations are in violation of the law. Although the Company has filed a $100 million NAFTA claim against the Mexican government in relation to the closure of the Mexican operations, at December 31, 2001, the Company had written-down its investment in Mexico to $Nil due to the uncertainty of being able to recover its investment.
b)	The Company has a 36% equity (2001 -40%) interest in the Venezuelan operation. During the year ended December 31, 2001, this interest was transferred, through a series of transactions, to a subsidiary in which a third party holds a non-controlling interest. During the year ended December 31, 2001, a portion of the Company's advances to the Venezuelan operation was capitalized to equity, thereby increasing the cost of its investment. During the year ended December 31, 2002, the subsidiary was re-structured to remove the third party minority interest and the Company recorded an impairment charge of $149,000 to reduce the balance of the investment and advances to the estimated net realizable value.

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)
(Tabular amounts expressed in thousands of dollars except per share amounts)
DECEMBER 31, 2002

6. CAPITAL ASSETS

		2002			2001

	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value

Gaming operations equipment	$ 4,837	$ 2,586	$ 2,251	$ 3,678	$ 1,679	$ 1,999
Leasehold improvements	2,694	552	2,142	1,967	567	1,400
Machinery and equipment	1,068	649	690	880	469	411
Furniture, fixtures and equipment	1,492	652	150	858	431	427
Building	529	53	895	529	20	509
Land	175	-	175	175	-	175
Vehicles	125	72	53	102	55	47
Construction in progress	-	-	-	35	-	35

	$ 10,920	$ 4,564	$ 6,356	$ 8,224	$ 3,221	$ 5,003

7. OTHER ASSETS

	2002	2001

Panama gaming license, net of amortization of $422 (2001 - $333)	$ 1,353	$ 1,442

Other	117	67

	$ 1,470	$ 1,509

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)
(Tabular amounts expressed in thousands of dollars except per share amounts)
DECEMBER 31, 2002

8. CAPITAL LEASE OBLIGATIONS

The following minimum lease payments of the Company and the Company's share of minimum lease payments of its joint venture relating to various capital leases are as follows:

	2002	2001

Year ending December 31:
2003	$ 33	$ 105
2004	9	24
2005	6	2
2006	3	-

Total minimum lease payments	51	131

Amount representing interest	(8)	(19)

Balance of obligations	43	112

Current portion of capital lease obligations	(28)	(90)

Non-current portion of capital lease obligations	$ 15	$ 22

9. LOANS PAYABLE

Loans payable consist of the following:

	2002	2001

The Company and wholly owned subsidiaries:

13% loan payable due in monthly instalments of principal only of $10,000 (2001 - $21,270), maturing October 2008 (2001 - September 2005), and secured by a certain lease of gaming machines (Note 9a).	$ 690	755

15% loan payable due in monthly instalments of principal and interest of $31,425, maturing May 2002. The Company has pledged its ownership in Thunderbird Guatemala and the California gaming amounts recoverable as security for the loan and has offered a second security interest position in its ownership of Thunderbird Panama but only to the extent permitted by the terms of the licenses and by applicable Panamanian law.	62	180

- continued -

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)
(Tabular amounts expressed in thousands of dollars except per share amounts)
DECEMBER 31, 2002

9. LOANS PAYABLE (cont'd)

	2002	2001

Continued

The Company and wholly owned subsidiaries: (cont'd)

8.75% note payable due in monthly payments of principal and interest of $1,700, maturing August 2004, and secured by certain assets.	43	47

14% (30% upon the occurrence of an event of default) term loan due in quarterly payments of interest only ranging between $56,400 and $57,700, due through June 2004, and secured by the shares of Thunderbird Panama (Note 9b).	1,613	1,613

14% (16% upon the occurrence of an event of default) term loan due in monthly payments of principal and interest of $26,500, due through November 2004, and secured by the shares of Thunderbird Panama (Note 9b).	532	758

Thunderbird Panama:

Commercial loans due in monthly instalments of $20,800, plus annual interest at LIBOR six months plus 3%, due through December 2002 and unsecured.	-	250

Commercial loan due in monthly instalments of $4,100, plus annual interest at LIBOR six months plus 3% reviewed semi annually, due through October 2003, secured by equipment.	41	91

Commercial loan due in monthly instalments of $8,300, plus annual interest rate at prime rate plus 1%, with a minimum of 9%, maturing November 2003.	83	186

Mortgage loan due in monthly instalments of $5,800, plus annual interest rate at prime rate plus 2.5%, maturing March 2011.	589	665

18% notes payable, due in monthly instalments of $4,700, including interest, through October 2003 (Note 16).	45	93

Note payable due in monthly instalments of $24,000, plus annual interest at 12.5%, maturing in December 2003.	268	501

- continued -

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)
(Tabular amounts expressed in thousands of dollars except per share amounts)
DECEMBER 31, 2002

9. LOANS PAYABLE (cont'd)

	2002	2001

Continued

Thunderbird Panama: (cont'd)

Commercial loan due in monthly instalments of $4,000, plus annual interest at 10%, maturing August 2002.	-	25

12.6% notes payable, due in monthly instalments of $8,000 in 2001, including interest, through June 2002, guaranteed by equipment.	-	46

18% note payable, due in monthly instalments of $5,600 including interest, through April 2002.	-	21

Commercial loan due in monthly instalments of $17,800 plus interest at LIBOR six months with a minimum of 9%, with maturity date in January 2007.	700	-

15% (2001 -18%) notes payable, due in monthly instalments including interest, ranging between $734 and $2,600 (2001 - $2,300 and $4,700) through April 2004 (Note 16).	170	155

10.5% note payable due in monthly instalments of $5,400, including interest, through July 2003.	35	-

8% note payable due in monthly instalments of $8,500, including interest, through January 2004.	106	-

10% note payable due in monthly instalments of $16,800, including interest, through October 2004.	336	-

10% commercial loan due in monthly instalments of $5,800, including interest, with maturity date in January 2003.	6	-

8% commercial loan due in monthly instalments of $9,900, including interest, with maturity date in October 2003.	96	-

8% commercial loan due in monthly instalments of $2,200, including interest, through November 2003.	21	-

- continued -

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)
(Tabular amounts expressed in thousands of dollars except per share amounts)
DECEMBER 31, 2002

9. LOANS PAYABLE (cont'd)

	2002	2001

Continued

Thunderbird Panama: (cont'd)

8% commercial loan due in monthly instalments of $3,700, including interest, with maturity date in December 2003.	47	-

10% commercial loan due in monthly instalments of $3,700, including interest, with maturity date in May 2003.	15	-

12.23% commercial loan due in monthly instalments of $800, including interest, with maturity date in May 2003.	4	-

7.5% commercial loan due in monthly instalments of $5,800, including interest, with maturity date in October 2003.	59	-

8% note payable due in monthly instalments of $4,000, including interest, through October 2004 (Note 16).	39	-

15% note payable due in monthly instalments of $2,700, including interest, through January 2004 (Note 16).	31	-

Thunderbird de Nicaragua:

12% note payable due in monthly instalments of principal and interest of $2,100, maturing January 2004, secured by shares of Thunderbird de Nicaragua.	-	62

12% note payable due in monthly instalments of principal and interest of $3,100, maturing January 2004, secured by shares of Thunderbird de Nicaragua.	-	93

12% note payable due in monthly instalments of principal and interest of $4,100, maturing January 2004, secured by shares of Thunderbird de Nicaragua.	-	124

12% note payable due in monthly instalments of principal and interest of $6,400, maturing January 2004, secured by shares of Thunderbird de Nicaragua.	-	193

- continued -

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)
(Tabular amounts expressed in thousands of dollars except per share amounts)
DECEMBER 31, 2002

9. LOANS PAYABLE (cont'd)

	2002	2001

Continued

Thunderbird de Nicaragua: (cont'd)

12% note payable due in monthly instalments of principal and interest of $2,500, maturing January 2004 (Note 16).	-	76

12% note payable due in monthly instalments of principal and interest of $2,600, maturing April 2004 (Note 16).	-	79

	5,631	6,013
Current portion of loans payable	(2,005)	(1,739)

	$ 3,626	$ 4,274

     a)     13% loan:

During the year ended December 31, 2000, the Company renegotiated the terms of a loan on which it was in arrears in payments and in default. The loan was replaced by the 13% interest rate loan amortized over 26 months with monthly payments of principal and interest of $33,000. During the year ended December 31, 2001, the Company was again in arrears and in default and renegotiated the terms of the loan. The loan amortization period was extended to 48 months with monthly payments of principal and interest of $21,270. During the period subsequent to the renegotiation and as at December 31, 2001, the Company was in violation of certain covenants specified under the terms of the loan. The Company has obtained a waiver from the lender as of December 31, 2001 through January 1, 2004 and therefore, has classified the short-term and long-term portions of the loan in accordance with the renegotiated terms. During the year ended December 31, 2002, the Company renegotiated the terms to $10,000 per month for 73 months, without interest.

    b)  14% term loans:

As a result of the Company's covenant violations at December 31, 2001 with respect to its 13% loan (Note 9a), the Company was also in default of its 14% term loans (the "Term Loans") at December 31, 2001. The Company obtained a waiver from the lender as of December 31, 2001 through April 1, 2003 and therefore, has classified the short-term and long-term portions of the Term Loans in accordance with the terms of the loan agreements. The Term Loans are secured by the Company's 50% interest in Thunderbird Panama.

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)
(Tabular amounts expressed in thousands of dollars except per share amounts)
DECEMBER 31, 2002

9. LOANS PAYABLE (cont'd)

   b)    14% term loans (cont'd):

During the year ended December 31, 2002, the Company entered into negotiations to replace its 14% term loans and warrants with a new consolidated term loan and new warrants. The new consolidated term loan is effective January 1, 2003 (Note 22). The Company is in violation of certain covenants relating to the negotiation of its consolidated term loan. The Company has obtained a waiver from the lender and accordingly, only the amounts due in the next fiscal year pursuant to the term loans have been included as a current portion of loans payable.

In connection with the Term Loans, the Company granted the Lender the right to purchase up to 2,000,000 common shares of the Company at a price of $0.65 per share ("Series A Exercise Price") and up to 345,000 common shares of the Company at a price of $0.35 per share ("Series B Exercise Price") during the four month period from March 7 to July 7, 2004 (collectively, the "Warrant"). Under the terms of the Warrant, the Series A Exercise Price and the Series B Exercise Price shall first be paid by reduction of the principal and interest on the Term Loans. In addition, if the Company prepays part or all of the Term Loans at any time and the weighted average trading price of the Company's common shares for 20 trading days (the "Average Price") is less than $4.00 per share at any time after the prepayment, the Lender will have the option to pay a portion of the Series A Exercise Price in cash up to the prepayment amount. This option will terminate on the earlier of September 1, 2003 or 30 days after the Company has notified the Lender that the Average Price has reached $4.00 per share. Under the terms of the Warrant, the Company also has, at any time after March 9, 2002, a one-time option to require the Lender to exercise all or any portion of the Warrant ("Forced Exercise"), except that the option may not be exercised unless the Average Price of the Company's common shares immediately prior to the exercise of the Company's option is at least $4.00 per share. If within 20 days after receiving notice of the Company's Forced Exercise, the Lender does not agree in writing to the Forced Exercise, the Company can prepay all amounts owing under the Term Loan and the Warrant will expire. If the Lender accepts the Forced Exercise and, at any time during the two year period following the Forced Exercise, sells any of the Warrant shares on the open market for a price per share of less than $2.00 per share, then at the end of the two year period, the Company will be required to pay the Lender the difference between the weighted average price at which the Warrant shares were sold and $2.00 per share.

10. OTHER PAYABLES

	2002	2001

Support Consultants, Inc.	$ 194	$ -
Former directors and associated companies	468	-
Other	97	-

	759	-
Current portion of other payables	(168)	-

	$ 591	$ -

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)
(Tabular amounts expressed in thousands of dollars except per share amounts)
DECEMBER 31, 2002

10.      OTHER PAYABLES (cont'd)

Support Consultants, Inc.

On July 1, 2002, the Company entered into an agreement with Support Consultants, Inc. ("SCI") pursuant to which the Company, as a result of settlements with various California Native Tribes, agreed to pay SCI an additional $263,000 recorded as a reduction of amounts recovered from the Tribes. The Company also agreed to combine all amounts owing to and from SCI resulting in a net payable of $214,000 of which $20,000 has been paid to December 31, 2002. The remaining amount is repayable on a pro-rata basis from the amounts received from Hopland.

Former directors and associated companies

Effective December 31, 2002, the Company renegotiated the terms on accrued liabilities of $468,000, owed to former officers and an associated company, due on demand. The repayment terms were extended to instalments of $5,000 per month from January 1, 2003 to June 1, 2004, then $6,500 per month from July 1, 2004 to June 1, 2005, then $5,000 per month to June 1, 2010.

11. DEFERRED GAIN

	2002	2001

Fiesta Juegos de Costa Rica S.A.	$ 203	$ 203
Thunderbird de Nicaragua, S.A.	645	-

	$ 848	$ 203

Fiesta Juegos de Costa Rica S.A.

The gain on the sale of Fiesta Juegos of $203,000 (Note 4) has been deferred at December 31, 2001 and 2002 and will be recognized in income as the note receivable is collected.

Thunderbird de Nicaragua, S.A.

Subsequent to the year ended December 31, 2002, the Company entered into an agreement to merge its majority owned Nicaraguan subsidiary, Thunderbird de Nicaragua, S.A. ("Thunderbird Nicaragua"), with the operations of Hopewell Limited, S.A. ("Hopewell") (Note 22). In November, 2002, in preparation for the merger, the non-controlling shareholders' loans to Thunderbird Nicaragua of $645,000 were capitalized to the equity of Thunderbird Nicaragua. The effects of this capitalization will be recognized on merger of Thunderbird Nicaragua with Hopewell. The Company's equity interest in Thunderbird Nicaragua remained unchanged subsequent to the capitalization.

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)
(Tabular amounts expressed in thousands of dollars except per share amounts)
DECEMBER 31, 2002

12. SHARE CAPITAL

	Number of Shares	Amount

Authorized
100,000,000 common shares without par value

Issued
Balance as at December 31, 2000	23,314,312	$ 21,032
Exercise of options	176,062	57

Balance as at December 31, 2001	23,490,374	21,089
Exercise of options	25,494	5
Shares returned to treasury	(40,000)	(9)

Balance as at December 31, 2002	23,475,868	$ 21,085

Options

The Company, through its Board of Directors and shareholders, adopted a July 1, 1997 Stock Option Plan. The Company has granted a number of stock options and entered into various agreements for which up to 4,125,114 shares are available for purchase pursuant to options granted under this plan. All of the stock options issued under this plan are nontransferable and terminate on the earlier of the expiry date or 30 days after the grantee ceases to be employed by the Company. All options are vested when issued.

	Number of Shares	Weighted Average Exercise Price (CDN $)

Balance as at December 31, 2000	4,114,215	$ 0.81
Granted	245,000	0.64
Exercised	(176,062)	0.50
Cancelled	(193,000)	1.40

Balance as at December 31, 2001	3,990,153	0.77
Granted	1,165,000	0.10
Exercised	(25,494)	0.32
Cancelled	(1,042,045)	1.29

Balance as at December 31, 2002	4,087,614	$ 0.45

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)
(Tabular amounts expressed in thousands of dollars except per share amounts)
DECEMBER 31, 2002

12. SHARE CAPITAL (cont'd)

Options (cont'd)

The following table summarizes information about the stock options outstanding at December 31, 2002:

Range of Exercise prices (CDN $)	Number Outstanding	Weighted Average Remaining Life	Weighted Average Exercise Price (CDN $)

$0.08 - $0.09	1,120,000	4.71 years	$ 0.09
$0.32 - $0.55	1,334,305	1.06 years	0.39
$0.60 - $1.00	1,234,559	0.73 years	0.63
$1.10 - $1.25	398,750	2.97 years	1.17

$0.08 - $1.25	4,087,614	2.15 years	0.45

Stock-based compensation

The Company granted 1,165,000 stock options to employees and directors during the current year. The Company has elected to measure compensation costs using the intrinsic value method for employee stock options. Under this method, no compensation expense was recognized when the stock options were granted. Had compensation costs been determined based on the fair value of the options granted using the Black-Scholes option-pricing model, additional compensation expense would have been recorded as follows:

Net income for the year as reported	$ 473
Additional compensation expense	(65)

Pro-forma net income	$ 408

Pro-forma earnings per share	$ 0.02

The weighted average fair value of each option granted during the current year was $0.10.

The following weighted average assumptions were used for the Black-Scholes method of valuation of stock options granted during the year:

Risk-free interest rate	4.5%
Expected life of options	5 years
Annualized volatility	70%
Dividend rate	0%

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)
(Tabular amounts expressed in thousands of dollars except per share amounts)
DECEMBER 31, 2002

13. EARNINGS PER SHARE

The following weighted average number of shares were used for computation of earnings per share:

	2002	2001

Weighted average shares used in computation of basic earnings per share and diluted earnings per share	23,512	23,398

Income (Loss) from continuing operations	$ 283	$ (1,893)
Income (Loss) from discontinued operations	41	(1,187)

Net income (loss) for the year	$ 324	$ (3,080)

Basic and fully diluted (loss) per share
Continuing operations	$ 0.01	$ (0.08)
Discontinued operations	-	(0.05)

Net income (loss)	$ 0.01	$ (0.13)

14. SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

Significant non-cash transactions for the year ended December 31, 2002 included:

a)	The Company negotiated an agreement pursuant to which amounts owing to SCI of $291,000 and due from SCI of $242,000 were combined into other payables.
b)	The Company acquired and cancelled 40,000 common shares in exchange for a loan receivable from a director of $9,000.
c)	The Company renegotiated the terms on accrued liabilities of $468,000, agreeing to pay $60,000 in monthly instalments of $5,000 over the next fiscal year and extending the payment of $408,000 to non-current portion of other payables.
d)	The non-controlling shareholders' loans to Thunderbird Nicaragua of $645,000 were capitalized to the equity of Thunderbird Nicaragua resulting in a deferred gain.
e)	The Company acquired the non-controlling interest of a subsidiary held by a third party in exchange for a 4% equity interest in the Venezuelan operation.

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)
(Tabular amounts expressed in thousands of dollars except per share amounts)
DECEMBER 31, 2002

15. INCOME TAXES

A reconciliation of income taxes at statutory rates is as follows:

	2002	2001

Computed "expected" tax expense (recovery) at statutory rates	$ 371	$ (450)

Increase (reduction) in income taxes resulting from:
Lower effective income tax rate on income of foreign subsidiaries	(571)	(208)
Benefit of losses not reflected in accounts	816	1,351
Application of previously unrecognized tax losses	-	(53)
Other	129	151

	$ 745	$ 791

a) Future tax assets and liabilities:

The tax effects of temporary differences that give rise to significant future tax assets and future tax liabilities are as follows:

	2002	2001

Future income tax assets:
Non-capital loss carry forwards	$ 7,519	$ 7,955
Capital assets -unamortized tax cost in excess of net book value	694	755
Other	-	359

Total future tax assets	8,213	9,069
Valuation allowance	(8,161)	(8,964)

Future income tax assets, net of allowance	52	105

Future income tax liabilities:
Capital assets - net book value in excess of unamortized capital cost	217	221
Other assets - net book value in excess of unamortized tax cost	406	432
Withholding tax on repatriation of retained earnings from foreign subsidiaries	120	248

Total future tax liabilities	743	901

Net future income tax liability	$ 691	$ 796

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)
(Tabular amounts expressed in thousands of dollars except per share amounts)
DECEMBER 31, 2002

15. INCOME TAXES (cont'd)

   b)    Potential future tax benefits

At December 31, 2002, the Company has Canadian non-capital loss carry forwards of approximately $8.3 million, United States' operating losses of approximately $13.6 million, Panama loss carry forwards of $0.2 million and Nicaraguan loss carry forwards of approximately $0.6 million. The Canadian non-capital loss carry forwards and United States' operating losses expire at various dates prior to 2009 and 2022, respectively. The Nicaraguan loss carry forwards are available to deduct against taxable income through 2006. Under Panamanian tax laws, the Panamanian loss carry forwards will be applied evenly against available taxable income through 2003. The potential income tax benefits related to the Canadian loss carry forwards, the United States' operating losses and the Nicaraguan loss carry forwards have not been reflected in the accounts.

16. RELATED PARTY TRANSACTIONS

Included in accounts receivable is $18,000 (2001 - $17,000) receivable from officers of the Company. The receivable amounts are unsecured, non-interest bearing and due on demand. Included in loans payable is $285,000 (2001 - $799,000) due to related parties.

Included in amounts receivable are share purchase loans totalling $36,000 (2001 - $45,000) due from certain management and officers of the Company. The amounts are secured by non-interest bearing notes due on the earlier of November 2004 or upon ceasing employment.

Included in accounts receivable is $1,650,000 (2001 - $746,000) due from Thunderbird Panama and included in loans payable is $Nil (2001 - $155,000) due to Thunderbird Panama. These amounts represents the balances due in excess of the Company's proportionate share of the net assets included on consolidation.

During the year, the Company recorded management fees of $Nil (2001 - $200,000) from the Nuevo Laredo operation pursuant to the "Management Agreement" dated November 2000 and management fees of $Nil (2001 - $80,000) from the Reynosa operation pursuant to the "Management Agreement" dated June 2001. During the year ended December 31, 2002, the "Management Agreement" for the Reynosa operation was terminated pursuant to the terms of the agreement due to the closure of the skill game facility and the failure to re-open within a period of six months. In addition, the Company charged administrative and overhead costs of $Nil (2001 - $111,000) to the Matamoros operation, $Nil (2001 - $24,000) to the Nuevo Laredo operation, $Nil (2001 - $32,000) to the Reynosa operation, and $48,000 (2001 - $151,000) to the Venezuelan operation.

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)
(Tabular amounts expressed in thousands of dollars except per share amounts)
DECEMBER 31, 2002

17. COMMITMENTS AND CONTINGENCIES

a)	As at December 31, 2002, minimum operating lease payments of the Company and the Company's share of minimum operating lease payments of joint ventures were as follows:

2003	$ 705
2004	657
2005	529
2006	116
2007	116

$ 2,123

In addition to the above, Thunderbird Panama is committed to pay minimum annual rentals for two of the casinos equal to 9% of the net win less the income participation payable to the Government of the Republic of Panama.

b)	Thunderbird Panama is committed to pay the Government of the Republic of Panama an annual minimum income participation equal to $4,216,000 in the first year, which increases at 2% per year, or 10% of Thunderbird Panama's gross income, whichever is higher. This commitment commenced in August 1998, on the opening of the first casino in the Republic of Panama and related payments commenced shortly thereafter. Amounts paid under the agreement by Thunderbird Panama were $4,539,868 in 2002 (2001 - $4,428,577).

c)	Thunderbird Panama is committed to pay a 2% profit interest, defined as gross revenue less operating expenses, in the Panamanian operations to a third party. The Company is committed to pay to a third party $13,000 each month while operations continue in the Republic of Panama commencing July 1999, for a maximum of 10 years.

d)	Thunderbird Nicaragua is committed to pay a monthly poker license fee of $2,500 for the lease of a control and promotional system for the four poker tables at Fiesta Casino through to February 15, 2004. Amounts paid under the license agreement by Thunderbird Nicaragua were $30,000 in 2002 ($25,400 in 2001).

e)	In connection with the equity investment in Venezuela, the Company has pledged its shares of the equity investment as collateral on a $2,322,000 loan made available by a Venezuelan financial institution to the investee.

f)	As at December 31, 2002, principal payments required under the terms of the loan agreements and their liabilities in each of the next five years are as follows:

Year ending December 31:
2003	$ 2,033
2004	2,719
2005	401
2006	421
2007	237

$ 5,811

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)
(Tabular amounts expressed in thousands of dollars except per share amounts)
DECEMBER 31, 2002

18. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

Fair value:

The carrying amount of cash and equivalents, accounts receivable, accounts payable and accrued liabilities and income taxes payable approximate their fair value because of the short-term maturities of these items. The carrying amount of the restricted cash approximates fair value because of the high liquidity of the item. Certain of the Company's amounts receivable, loans payable and other payables do not bear any interest, bear fixed rates of interest or are due to related parties. Due to the number and differing underlying terms and conditions of these receivables and debts, it is not practical to determine the fair value of these financial instruments with sufficient reliability.

Credit risk:

The Company is exposed to credit risk only with respect to uncertainties as the timing and amount of collectibility of accounts receivable and amounts receivable. The Company mitigates credit risk through standard credit and reference checks.

Currency risk:

The Company is exposed to financial risk arising from fluctuations in foreign exchange rates and the degree of volatility of these rates. The Company does not use derivative instruments to reduce its exposure to foreign currency risk.

19.    INVESTMENT IN JOINT VENTURES

Amounts included in these financial statements related to the Company's interest in joint ventures are as follows:

	2002	2001

Current assets	$ 1,238	$ 1,349
Long-term assets	7,902	5,850
Current liabilities	3,430	2,485
Long-term liabilities	1,757	1,771

Revenue	14,717	13,253
Expenses	12,865	11,258
Net income before taxes	1,852	1,995

Cash flows from operating activities	3,471	2,164
Cash flows from financing activities	(547)	(632)
Cash flows from investing activities	(2,950)	(1,251)

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)
(Tabular amounts expressed in thousands of dollars except per share amounts)
DECEMBER 31, 2002

20. DISCONTINUED OPERATIONS

During the year ended December 31, 2000, the Company discontinued the operations of its gaming products business. This operation consisted primarily of the gaming and commercial signage and display businesses, operated through Calsino, and the sale of gaming machines and the distribution of card shufflers in the United States and Central America.

The assets of Calsino were sold to a third party on September 30, 2000 for proceeds of approximately $266,000, consisting of a note receivable, bearing interest at 15%, with quarterly payments of $20,000 beginning April 15, 2001 and maturing January 15, 2006. The note is secured by an interest in certain assets. The distribution rights to the Quick Draw Shuffler, acquired in 1999, were converted to a royalty interest whereby the Company will receive $500 per machine sold in the United States by the manufacturer. During 2001, these amounts were written down to $Nil, reflecting management's uncertainty of its ability to collect under the terms of the note and the royalty interest agreement, respectively. In addition, the inventory with a book value of $339,000 was written-off in fiscal 2001. During the year ended December 31, 2002, the Company collected and recorded a gain of $150,000 in settlement of the receivable previously written down.

The amounts included in the balance sheet as at December 31 relating to the discontinued operations are as follows:

	2002	2001

Amounts receivable (Note 4b)	$ 408	$ 408
Capital lease obligations	(9)	(23)

	$ 399	$ 385

Revenue and expenses of the gaming products discontinued operations were as follows:

	2002	2001

General and administrative expenses	$ (40)	$ -
(Recovery) write-down of assets	150	(1,187)

Earnings (loss) before taxes	110	(1,187)
Income tax expense	69	-

Income (loss) for the year	$ 41	$ (1,187)

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)
(Tabular amounts expressed in thousands of dollars except per share amounts)
DECEMBER 31, 2002

20. DISCONTINUED OPERATIONS (cont'd)

The cash provided by (used in) discontinued operations is as follows:

	2002	2001

Income (loss) from discontinued operations	$ 41	$ (1,187)
Write-down of assets	-	1,187

	$ 41	$ -

21. SEGMENTED INFORMATION

Management has organized the enterprise based on a combination of differences in products and services provided and geographic areas of operations. Based on this organization, the Company has the following reportable segments, excluding the revenue, expenses and assets from the discontinued operations disclosed in Note 20. The accounting policies of the segments are the same as those described in Note 2 of the financial statements.

2002	Panama Gaming	Guatemala Video Lottery	California Gaming	Nicaragua	Corporate And Other	Total

External revenue	$ 14,717	$ 1,762	$ -	$ 2,028	$ 12	$ 18,519
Amortization	1,192	310		115	162	1,779
Loss on disposal of capital assets	3	-	-	-	7	10
Income tax expense	651	91	-	-	3	745
Net income (loss) from continuing operations	1,326	928	-	(252)	(1,719)	283
Segment assets	9,140	988	-	603	13,173	13,904

2001	Panama Gaming	Guatemala Video Lottery	California Gaming	Nicaragua	Corporate And Other	Total

External revenue	$ 13,253	$ 1,645	$ 22	$ 1,368	$ 132	$ 16,420
Amortization	884	190	-	87	135	1,296
Gain (loss) on disposal of capital assets	8	-	-	-	(68)	(60)
Income tax expense	727	58	-	-	6	791
Net income (loss) from continuing operations	1,268	930	516	(911)	(3,696)	(1,893)
Segment assets	7,199	1,790	-	701	3,724	13,414

INTERNATIONAL THUNDERBIRD GAMING CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)
(Tabular amounts expressed in thousands of dollars except per share amounts)
DECEMBER 31, 2002

21. SEGMENTED INFORMATION (cont'd)

Geographic information as at December 31, 2002:

	Panama	Guatemala	Nicaragua	United States	Other	Total

Revenue	$ 14,717	$ 1,762	$ 2,028	$ 12	$ -	$ 18,519
Capital Assets	5,671	121	384	180	-	6,356

Geographic information as at December 31, 2001:

	Panama	Guatemala	Nicaragua	United States	Other	Total

Revenue	$ 13,253	$ 1,645	$ 1,368	$ 22	$ 132	$ 16,420
Capital Assets	3,794	380	496	333	-	5,003

22. SUBSEQUENT EVENTS

The following events occurred subsequent to December 31, 2002:

a)	In March, 2003, the Company entered into an agreement to merge the Company's gaming operations in Nicaragua with the gaming operations of Hopewell Limited, S.A.. The Company will own a 20.54% equity interest in the merged entity.

b)	Effective January 31, 2003, the Company negotiated a consolidated term loan in the amount of $2,975,000 bearing interest at 14% per annum (20% upon the occurrence of an event of default) due in monthly instalments of $81,300 and secured by the shares of Thunderbird Panama. This loan was obtained in exchange for the Company's 14% term loans outstanding as at December 31, 2002 in the amount of $2,145,000, a Loan Participation Agreement representing an additional 6% equity interest in the gaming operation in Venezuela in the amount of $530,000 and additional transaction costs of $300,000.

In connection with the consolidated term loan, the Company also granted the lender warrants to acquire up to 2,345,000 common shares of the Company at a price of the lesser of CDN$0.15 or US$0.10. The exercise price shall first be paid by reduction of the principal and interest on the consolidated term loan. The warrants commence expiring February, 2005 and continue each month thereafter in an amount equal to 97,708 warrants per month until fully expired.

c)	In January 2003, the Company was notified of a legal claim seeking damages of $350,000 with respect to the Mexico operations. However, in the opinion of management, this claim is without merit and the Company intends to vigorously defend itself against the lawsuit.

CORPORATE OFFICE

12155 Dearborn Place
Poway, California 92064 USA
Tel: (858) 668-1808
Fax: (858) 668-1722

THUNDERBIRD PANAMA Calle 51 y Aquilino de la Guardia Panama City, Panama Republic of Panama Tel: (507) 269-0691 Fax: (507) 269-3345	THUNDERBIRD DE GUATEMALA S.A. 14 Calle 3-51 Zona Edificio Murano Center Nivel 6 Oficina 603 Guatemala City, Guatemala Central America Tel: (502) 366-6096 Fax: (502) 366-6074
THUNDERBIRD VENEZUELA Avenida las Americas Torre Loreto, P.H. Puerto Ordaz, Estado Bolivar Venezuela	THUNDERBIRD NICARAGUA Hotel Intercontinental Managua Octava Calle Suroeste No. 101 P.O. Box 3278 Managua, Nicaragua
TRANSFER AGENT Pacific Corporate Trust Co. 625 Howe Street, 10th Floor Vancouver, BC V6C 3B8 Canada	AUDITORS Davidson & Company 1200-609 Granville Street P.O. Box 10372, Pacific Centre Vancouver, BC V7Y 1G6 Canada
DIRECTORS Jack R. Mitchell Panama City, Panama Albert W. Atallah San Diego, California Jean Duvall Montreal, Canada Salomon Guggenheim Zurich, Switzerland

OFFICERS
Jack R. Mitchell, President & CEO
Clay Hardin, VP, Gaming Operations
Booker Copeland, CFO and Corporate Secretary
Albert W. Atallah, General Counsel and COO

CAPITALIZATION
Common Shares Issued:
23,541,322 (as of May 16, 2003)

SHARES LISTED Toronto Stock Exchange Common Stock Symbol: INB	REGISTERED AND RECORD OFFICE FOR SERVICE IN YUKON Preston, Lackowicz & Shier Suite 300 -204 Black St. Whitehorse, Yukon Y1A 2M9 Canada
WEBSITE www.thunderbirdgaming.com